Exhibit 99.4

2790 Walsh Ave	P 408 579 8700
Santa Clara, CA 95051	F 408 579 8795

Miramar Labs® Acquisition by Sientra® FAQ’s

Who is Sientra?
Sientra is a medical aesthetics company based in Santa Barbara, CA founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company sells breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons. Sientra also offers a range of other aesthetic and specialty products including BIOCORNEUM®, for scar management.
What impact will Miramar’s sale to Sientra have on Miramar’s future plans?
Since 2012 when Miramar first launched the miraDry system, the company was committed to developing the best treatment option for patients for significant reduction in sweat and odor in the axilla. With the acquisition by Sientra, we are even more committed to that goal and are pleased to have the commercial support that Sientra brings to further accelerate the commercial appeal of miraDry to consumers as well as accelerate our R&D efforts to bring our customers new applications and treatments using the miraDry microwave platform.

When is the transaction expected to close?
The deal is expected to close within the next 40-60 days.

Will miraDry be based out of Sientra’s headquarters in Santa Barbara?
While Miramar will, following the closing, be a wholly owned subsidiary of Sientra, we will remain a stand-alone business unit. We will continue to maintain, grow and manage our commercial efforts from Miramar Labs offices in Santa Clara, CA.

How will this transition affect Miramar customers?
With the pending acquisition, all Miramar customers should expect the same high level of support and commitment from our Practice Development Managers and Customer Service teams. There are no pending changes to our support or ongoing programs supporting miraDry in your practice. Business will continue as usual from our headquarters in Santa Clara and we

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are excitedly looking forward to bringing our customers increased commitment to making miraDry a success in your practice and bringing more miraDry patients into your practice.

Who do I contact to purchase miraDry bioTips or if I have service questions?
Customers should continue to contact their Miramar Practice Development Manager, or Customer Service with any questions or orders for bioTips, warranties or service issues.

Will this acquisition affect my warranty or service agreement?
All customers with a miraDry system, will continue to receive the high level of service they have received from Miramar. All warranties and service agreements remain in full affect and will not be affected by the acquisition.

Will this acquisition affect the supply of miraDry bioTips or service?
Miramar Labs continues to manufacture bioTips and will continue to do so in the foreseeable future. Miramar Labs will continue to operate out of the Santa Clara facility and there is no reason to expect any disruption in the supply of bioTips or ability to provide service and/or support for your miraDry system.

Cautionary Statement Regarding Forward-Looking Statements
Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and the potential effects of the acquisition on both Sientra and Miramar Labs, are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Sientra’s or Miramar Labs’ plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to Miramar Labs, see the discussion of risks and uncertainties in Miramar Labs’ annual report on Form 10-K for the fiscal year ended December 31, 2016 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 17, 2017 and other reports Miramar Labs files with the SEC, as well as the tender offer documents to be filed with the SEC by Sientra and its acquisition

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subsidiary and by Miramar Labs. The forward-looking statements contained in this document are made as of the date that the document is issued, and Miramar Labs undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Additional Information and Where to Find It
In connection with the proposed acquisition, Sientra will commence a tender offer for all of the outstanding shares of Miramar Labs. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Miramar Labs, nor is it a substitute for the tender offer materials that Sientra and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Sientra and its acquisition subsidiary will file tender offer materials on Schedule TO with the SEC, and Miramar Labs will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY MIRAMAR LABS’ STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Miramar Labs’ stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Miramar Labs by phone at (408) 940-8700, or by visiting Miramar Labs’ website (www.miramarlabs.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. MIRAMAR LABS’ STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

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